Exhibit 3

                                                                  April 23, 2001



Pruco Life Insurance Company of New Jersey
213 Washington Street
Newark, New Jersey 07102-2992

Gentlemen:

In my capacity as Chief Legal Officer and Assistant Secretary of Pruco Life Insurance Company of New Jersey ("Pruco Life of New Jersey"), I have reviewed the establishment on January 13, 1984 of Pruco Life of New Jersey Variable Appreciable Account (the "Account") by the Executive Committee of the Board of Directors of Pruco Life of New Jersey as a separate account for assets applicable to certain variable life insurance contracts, pursuant to the provisions of Section 17B:28-7 of the Revised Statutes of New Jersey. I am responsible for oversight of the preparation and review of the Registration Statements on Form S-6, as amended, filed by Pruco Life of New Jersey with the Securities and Exchange Commission (Registration Numbers: 2-89780, 33-57186, 333-85117, and 333-94115) under the Securities Act of 1933 for the registration of certain variable life insurance contracts issued with respect to the Account.

I am of the following opinion:

         (1) Pruco Life of New Jersey was duly organized under the laws of New Jersey and is a validly existing corporation.

         (2) The Account has been duly created and is validly existing as a separate account pursuant to the aforesaid provisions of New Jersey law.

         (3) The portion of the assets held in the Account equal to the reserve and other liabilities for variable benefits under the variable life insurance contracts is not chargeable with liabilities arising out of any other business Pruco Life of New Jersey may conduct.

         (4) The variable life insurance contracts are legal and binding obligations of Pruco Life of New Jersey in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,



 /s/
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Clifford E. Kirsch